DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Multi Family Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 18.9% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	486
Total Outstanding Loan Balance	$105,595,636*	Min	Max
Average Loan Current Balance	$217,275	$14,544	$785,924
Weighted Average Original LTV	78.2%**
Weighted Average Coupon	7.96%	5.25%	13.49%
Arm Weighted Average Coupon	7.88%
Fixed Weighted Average Coupon	8.43%
Weighted Average Margin	5.85%	3.00%	10.01%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	4
% First Liens	97.3%
% Second Liens	2.7%
% Arms	85.6%
% Fixed	14.4%
% of Loans with Mortgage Insurance	1.6%

*

Multi-family loans will amount to approximately [$107,000,000] of the total [$1,600,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	3	946,010	0.9	5.43	71.8	661
5.51 - 6.00	6	1,972,924	1.9	5.85	74.4	624
6.01 - 6.50	26	8,792,389	8.3	6.37	76.1	665
6.51 - 7.00	63	18,468,008	17.5	6.83	76.6	658
7.01 - 7.50	55	15,706,256	14.9	7.30	79.8	650
7.51 - 8.00	62	14,179,560	13.4	7.79	75.3	652
8.01 - 8.50	66	12,519,698	11.9	8.28	79.8	639
8.51 - 9.00	60	12,417,079	11.8	8.79	77.7	631
9.01 - 9.50	52	9,987,520	9.5	9.30	77.7	615
9.51 - 10.00	35	5,890,553	5.6	9.75	83.3	639
10.01 - 10.50	14	1,653,284	1.6	10.27	78.0	579
10.51 - 11.00	8	682,080	0.6	10.87	90.5	610
11.01 - 11.50	11	799,919	0.8	11.27	85.2	589
11.51 - 12.00	5	362,499	0.3	11.94	90.2	602
12.01 - 13.49	20	1,217,856	1.2	12.66	98.0	669
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	50,306	0.0	9.88	80.0	NA
476 - 500	1	164,830	0.2	9.30	75.0	500
501 - 525	18	2,698,685	2.6	9.47	69.7	516
526 - 550	24	4,619,906	4.4	8.38	68.1	538
551 - 575	32	5,426,300	5.1	8.38	75.3	565
576 - 600	55	10,298,058	9.8	7.95	71.3	587
601 - 625	72	15,660,807	14.8	7.80	75.8	615
626 - 650	90	18,524,068	17.5	8.17	81.2	637
651 - 675	76	19,226,520	18.2	7.99	82.1	664
676 - 700	51	12,616,387	11.9	7.59	82.4	686
701 - 725	27	7,664,585	7.3	7.43	79.3	714
726 - 750	23	4,817,468	4.6	7.65	81.8	737
751 - 775	13	2,830,542	2.7	7.87	75.6	763
776 - 789	3	997,176	0.9	7.35	71.8	783
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
14,543 - 50,000	28	910,818	0.9	10.58	81.1	621
50,001 - 100,000	104	7,812,248	7.4	9.37	81.7	616
100,001 - 150,000	68	8,492,075	8.0	8.69	77.6	639
150,001 - 200,000	59	10,529,326	10.0	7.92	75.2	637
200,001 - 250,000	51	11,490,371	10.9	7.75	75.7	634
250,001 - 300,000	53	14,723,435	13.9	7.85	77.4	646
300,001 - 350,000	35	11,388,716	10.8	8.02	77.6	631
350,001 - 400,000	33	12,265,731	11.6	7.65	77.0	650
400,001 - 450,000	19	8,033,938	7.6	7.99	79.8	645
450,001 - 500,000	10	4,718,240	4.5	7.54	80.6	690
500,001 - 550,000	9	4,768,678	4.5	7.47	76.2	653
550,001 - 600,000	9	5,083,142	4.8	7.22	82.2	647
600,001 - 650,000	4	2,488,647	2.4	6.97	92.5	671
650,001 - 700,000	1	668,000	0.6	9.25	80.0	666
700,001 - 750,000	2	1,436,347	1.4	6.75	78.3	641
750,001 - 785,924	1	785,924	0.7	6.50	80.0	737
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
14.12 - 50.00	25	3,662,530	3.5	7.56	36.6	617
50.01 - 55.00	9	1,702,701	1.6	7.22	53.0	585
55.01 - 60.00	12	3,344,977	3.2	7.90	58.6	611
60.01 - 65.00	17	3,899,980	3.7	7.58	63.2	644
65.01 - 70.00	34	8,513,822	8.1	7.69	68.8	610
70.01 - 75.00	33	7,727,060	7.3	8.06	73.8	600
75.01 - 80.00	178	43,141,712	40.9	7.90	79.7	657
80.01 - 85.00	53	13,036,439	12.3	7.77	84.7	650
85.01 - 90.00	69	13,827,346	13.1	8.14	89.9	648
90.01 - 95.00	15	3,999,450	3.8	7.77	94.6	672
95.01 - 100.00	41	2,739,620	2.6	11.23	99.9	666
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	178	41,386,322	39.2	8.37	77.2	639
1.00	54	12,118,290	11.5	7.89	79.4	646
2.00	195	40,381,061	38.2	7.68	79.7	638
3.00	59	11,709,964	11.1	7.49	75.7	675
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	247	47,314,287	44.8	7.67	79.0	640
Reduced	117	27,289,363	25.8	7.84	80.7	651
Stated Income / Stated Assets	122	30,991,986	29.3	8.50	74.9	642
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	336	78,668,269	74.5	7.89	78.0	639
Second Home	1	290,328	0.3	7.10	80.0	599
Investor	149	26,637,039	25.2	8.17	78.9	656
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	73	27,962,970	26.5	7.41	77.5	657
New York	58	15,387,166	14.6	8.04	78.4	641
Illinois	72	14,767,697	14.0	8.00	77.3	634
New Jersey	40	10,617,959	10.1	8.23	75.0	637
Massachusetts	27	5,797,420	5.5	8.06	75.7	648
Florida	22	5,006,791	4.7	8.20	82.2	660
Connecticut	23	4,514,492	4.3	8.57	81.4	624
Rhode Island	10	2,197,626	2.1	7.76	78.4	615
Colorado	9	2,030,535	1.9	7.28	83.7	638
Missouri	15	1,940,997	1.8	8.26	84.2	664
Ohio	25	1,852,061	1.8	8.98	83.5	614
Pennsylvania	16	1,751,385	1.7	7.81	81.7	651
Michigan	18	1,538,726	1.5	9.12	83.0	621
Texas	12	1,517,894	1.4	8.97	79.7	637
Wisconsin	15	1,330,911	1.3	8.72	87.7	592
Other	51	7,381,008	7.0	8.12	76.3	644
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	234	48,103,601	45.6	8.01	83.4	663
Refinance - Rate Term	28	4,527,734	4.3	8.37	82.0	628
Refinance - Cashout	224	52,964,301	50.2	7.87	73.2	626
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	302	69,302,574	65.6	7.85	79.2	640
Arm 2/28 - Balloon 40/30	16	4,918,748	4.7	8.23	73.7	633
Arm 2/28 - Dual 40/30	27	8,315,304	7.9	8.06	77.5	629
Arm 3/27	19	5,575,054	5.3	7.69	76.3	668
Arm 5/25	5	1,558,490	1.5	6.91	71.5	668
Arm 6 Month	1	668,000	0.6	9.25	80.0	666
Fixed Balloon 30/15	12	1,099,740	1.0	8.69	82.9	668
Fixed Balloon 40/30	2	649,029	0.6	8.34	73.6	628
Fixed Rate	102	13,508,699	12.8	8.41	76.6	659
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
2 Family	364	76,820,073	72.7	7.93	78.4	642
3-4 Family	122	28,775,563	27.3	8.02	77.7	645
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.00 - 4.00	23	6,913,393	7.7	7.19	75.3	657
4.01 - 4.50	9	2,512,260	2.8	7.04	75.7	633
4.51 - 5.00	20	5,282,725	5.8	6.92	81.5	650
5.01 - 5.50	64	17,013,873	18.8	7.91	75.7	645
5.51 - 6.00	99	26,196,020	29.0	7.85	78.7	635
6.01 - 6.50	84	18,861,559	20.9	7.77	81.9	646
6.51 - 7.00	16	2,467,998	2.7	8.35	79.5	626
7.01 - 7.50	17	3,063,907	3.4	8.39	74.7	610
7.51 - 8.00	16	3,752,996	4.2	8.93	77.7	626
8.01 - 8.50	13	2,871,928	3.2	9.44	78.5	626
8.51 - 9.00	4	753,067	0.8	9.80	81.2	726
9.01 - 10.01	5	648,442	0.7	10.29	76.7	626
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	668,000	0.7	9.25	80.0	666
7 - 9	1	376,262	0.4	6.99	70.0	623
13 - 15	6	1,733,661	1.9	7.60	83.0	651
16 - 18	105	22,355,496	24.7	7.14	81.0	636
19 - 21	84	21,240,749	23.5	7.87	80.1	641
22 - 24	149	36,830,457	40.8	8.39	76.4	637
28 - 30	4	1,365,396	1.5	7.25	82.4	685
31 - 33	8	1,958,135	2.2	7.49	71.3	681
34 - 36	7	2,251,523	2.5	8.14	76.9	647
37 >=	5	1,558,490	1.7	6.91	71.5	668
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.25 - 11.50	3	801,000	0.9	6.45	71.0	630
11.51 - 12.00	10	3,169,822	3.5	6.22	70.6	614
12.01 - 12.50	26	8,036,406	8.9	6.54	77.0	652
12.51 - 13.00	51	14,877,756	16.5	6.89	78.3	664
13.01 - 13.50	43	12,728,093	14.1	7.34	81.8	652
13.51 - 14.00	53	14,438,982	16.0	7.86	76.0	642
14.01 - 14.50	48	9,793,738	10.8	8.38	78.8	625
14.51 - 15.00	51	11,336,621	12.5	8.83	79.1	636
15.01 - 15.50	41	8,576,013	9.5	9.14	79.7	622
15.51 - 16.00	24	4,173,879	4.6	9.52	80.4	633
16.01 - 16.50	12	1,641,172	1.8	9.81	82.5	610
16.51 - 17.00	5	441,160	0.5	10.37	78.3	562
17.01 - 17.50	2	185,621	0.2	11.16	86.5	626
18.01 - 18.24	1	137,906	0.2	11.24	80.0	566
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
3.00 - 4.50	16	4,719,525	5.2	6.63	75.6	647
4.51 - 5.50	14	3,922,900	4.3	6.84	82.1	642
5.51 - 6.00	6	1,549,912	1.7	6.40	73.0	633
6.01 - 6.50	23	6,290,478	7.0	6.66	76.9	654
6.51 - 7.00	45	13,930,457	15.4	6.89	77.3	657
7.01 - 7.50	39	11,116,207	12.3	7.31	80.4	644
7.51 - 8.00	53	12,800,497	14.2	7.84	76.6	647
8.01 - 8.50	44	9,225,951	10.2	8.30	80.5	638
8.51 - 9.00	51	11,244,398	12.4	8.78	78.4	634
9.01 - 9.50	43	8,714,159	9.6	9.29	78.1	616
9.51 - 10.00	22	5,041,735	5.6	9.73	82.9	637
10.01 - 10.50	8	1,116,233	1.2	10.27	76.0	593
10.51 - 11.00	2	246,885	0.3	10.78	73.9	531
11.01 - 11.26	4	418,830	0.5	11.21	85.1	581
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	2	827,836	0.9	8.89	80.0	665
1.50	3	1,024,262	1.1	7.40	76.3	636
2.00	85	24,063,602	26.6	8.39	76.3	630
3.00	280	64,422,470	71.3	7.68	79.3	644
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	339	82,608,460	91.4	7.88	78.3	640
1.50	7	1,518,553	1.7	7.79	78.4	625
2.00	24	6,211,156	6.9	7.91	81.1	654
Total:	370	90,338,169	100.0	7.88	78.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	430	85,684,965	81.1	8.08	77.5	639
60	56	19,910,672	18.9	7.43	81.5	660
Total:	486	105,595,636	100.0	7.96	78.2	643

*

Note, for second liens, CLTV is employed in this calculation.